                                                                   EXHIBIT 10.20


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                        GROUP MAINTENANCE AMERICA CORP.

                      MACDONALD-MILLER ACQUISITION CORP.

                       MACDONALD-MILLER INDUSTRIES, INC.

                         THE PRINCIPAL HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                      OF
                       MACDONALD-MILLER INDUSTRIES, INC.

                                      AND

                              THE TRUSTEE OF THE
                  MACDONALD-MILLER INDUSTRIES, INC. EMPLOYEE
                        STOCK OWNERSHIP PLAN AND TRUST

                                August 18, 1997

                               TABLE OF CONTENTS

                                                                            Page

1.  THE MERGER..............................................................  1
    1.1  The Merger.........................................................  1
    1.2  Effective Time of the Merger.......................................  1
    1.3  Closing............................................................  1
    1.4  Effects of the Merger..............................................  2
         1.4.1  At the Effective Time.......................................  2
         1.4.2  Effects on the Surviving Corporation........................  2
    1.5  Written Agreement and Other Actions
         1.5.1  Voting and Instruction Agreement; Other Matters.............  3
         1.5.2  Written Consent of the Sole Shareholder of Merger Sub.......  3
         1.5.3  All Other Necessary Actions.................................  3
    1.6  Conversion of Stock................................................  3
         1.6.1  Merger Sub Capital Stock....................................  3
         1.6.2  Cancellation of the Company Treasury Stock and
                  Authorized but Unissued Stock.............................  3
         1.6.3  Merger Consideration........................................  3
    1.7  Exchange of and Payment for Stock..................................  4
         1.7.1  Delivery of Company Common Stock and Closing Merger
                  Consideration; Appraisal Rights...........................  4
         1.7.2  Return of Stock Certificates................................  4
         1.7.3  Assignments.................................................  5
         1.7.4  Payment In Full Satisfaction of All Rights..................  5
    1.8  Determination of Closing Merger Consideration......................  5
         1.8.1  Delivery of IPO Price to Public; Statement..................  5
    1.9  Post-Closing Determination of Total Consideration..................  5
         1.9.1  Statement...................................................  5
         1.9.2  Review......................................................  5
         1.9.3  Disputes....................................................  6
         1.9.4  Resolution by Parties.......................................  6
         1.9.5  Final Determination.........................................  6
         1.9.6  Expenses....................................................  7
   1.10  Additional Consideration...........................................  7

2.  REPRESENTATIONS AND WARRANTIES OF THE
      TRUSTEE, THE COMPANY AND THE PRINCIPAL SHAREHOLDER....................  8
    2.1  Representations and Warranties of the Trustee......................  8
    2.2  Representations and Warranties of the Company and the Principal
           Shareholders.....................................................  8
         2.2.1  Exhibit 2...................................................  8
         2.2.2  Stock Ownership.............................................  8

         2.2.3  Authority...................................................  8
         2.2.4  Consents....................................................  8
         2.2.5  No Warranties of Future Performance.........................  8

3.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB.............  9
    3.1  Representations and Warranties.....................................  9
         3.1.1  Organization................................................  9
         3.1.2  Capitalization of the Parent................................  9
         3.1.3  Authority...................................................  9
         3.1.4  Consents....................................................  9
         3.1.5  Defaults....................................................  9
         3.1.6  Investment Company.......................................... 10
         3.1.7  Financial Statements........................................ 10
         3.1.8  Taxes....................................................... 10
         3.1.9  Full Authority.............................................. 10
         3.1.10 Access...................................................... 10
         3.1.11 Disclosure.................................................. 10
         3.1.12 Parent Material Adverse Effect.............................. 11
         3.1.13 Tax-Free Reorganization..................................... 11
         3.1.14 No Warranties of Future Performance......................... 12
    3.2  Representations and Warranties Concerning the Merger Sub........... 12
         3.2.1  Organization and Standing................................... 12
         3.2.2  Capital Structure........................................... 12
         3.2.3  Authority................................................... 12

4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS................... 12
    4.1  Agreements of the Principal Shareholders to be Effective Upon
           Closing.......................................................... 12
         4.1.1  Covenant Not to Compete..................................... 12
         4.1.2  Release..................................................... 13
    4.2  Elimination of Expense............................................. 14
    4.3  Deferred Compensation Plans........................................ 14
    4.4  Audit.............................................................. 14
    4.5  Certain Payables and Receivables................................... 14
    4.6  Pre-Closing Covenants and Agreements............................... 14
    4.7  Confidentiality.................................................... 14
    4.8  Tax-Free Reorganization............................................ 15
    4.9  Company Plans...................................................... 15
   4.10  HSR Act............................................................ 15
   4.11  Purchase of Certain  Receivables................................... 15
   4.12  Certain Condominiums............................................... 15
   4.13  Certain Matters Related to the ESOP................................ 15
         4.13.1  Suspension of  ESOP Contributions.......................... 15
         4.13.2  Amendment of ESOP; Distribution of ESOP Investments........ 16

   4.14  ESOP Expenses..................................................... 16
   4.15  Indemnification of Officers and Directors of the Company.......... 16
   4.16  Errors and Omissions Insurance.................................... 16
   4.17  Other Insurance................................................... 16
   4.18  Releases.......................................................... 16
   4.19  Parent Guaranty................................................... 16
   4.20 Recommendation by the Company; Cooperation in Preparation of Registration Statement and Proxy and in Meeting of
           Shareholders.................................................... 16
   4.21  Sale of MMR....................................................... 17

5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES............................... 17
    5.1  Conditions Precedent to the Obligations of the Parent
           and Merger Sub.................................................. 17
         5.1.1  Accuracy of Representations and Warranties................. 17
         5.1.2  Performance of Covenants................................... 17
         5.1.3  Legal Actions or Proceedings............................... 17
         5.1.4  Approvals.................................................. 17
         5.1.5  Closing Deliveries......................................... 17
         5.1.6  No Casualty, Loss or Damage................................ 17
         5.1.7  Licenses, etc.............................................. 18
         5.1.8  No Material Adverse Change................................. 18
         5.1.9  IPO........................................................ 18
         5.1.10 Certain Corporate Actions.................................. 18
         5.1.11 HSR Act.................................................... 18
    5.2  Conditions Precedent to the Obligations of the Principal
           Shareholders and the Company.................................... 18
         5.2.1  Accuracy of Representations and Warranties................. 18
         5.2.2  Performance of Covenants................................... 18
         5.2.3  Approvals.................................................. 18
         5.2.4  Closing Deliveries......................................... 18
         5.2.5  HSR Act.................................................... 18
    5.3  Deliveries by the Principal Shareholders at the Closing........... 19
         5.3.1  Closing Certificates....................................... 19
         5.3.2  Stock Transfer Restriction Agreement....................... 19
         5.3.3  Employment Agreements...................................... 19
         5.3.4  Lease Agreement............................................ 19
         5.3.5  Opinion of Counsel for the Principal Shareholders
                  and the Company.......................................... 19
         5.3.6  Documents, Stock Certificates.............................. 19
         5.3.7  Discharge of Indebtedness, Releases, Etc................... 19
    5.4  Deliveries by the Parent at the Closing........................... 20
         5.4.1  Closing Certificates....................................... 21
         5.4.2  Registration Rights Agreement.............................. 21

         5.4.3  Opinion of Counsel for the Parent and Merger Sub........... 21
         5.4.4  Closing Merger Consideration............................... 21

6.  SURVIVAL, INDEMNIFICATIONS............................................. 21
    6.1  Survival.......................................................... 21
    6.2  Indemnification................................................... 22
         6.2.1  Parent Indemnified Parties................................. 22
         6.2.2  Parent Indemnity........................................... 23
    6.3  Limitations....................................................... 23
         6.3.1  Aggregate Liability........................................ 23
         6.3.2  Threshold.................................................. 23
    6.4  Procedures for Indemnification.................................... 24
         6.4.1  Notice..................................................... 24
         6.4.2  Legal Defense.............................................. 24
         6.4.3  Settlement................................................. 24
         6.4.4  Cooperation................................................ 24
    6.5  Subrogation....................................................... 25

7.  TERMINATION............................................................ 25
    7.1  Grounds for Termination........................................... 25
         7.1.1  Mutual Consent............................................. 25
         7.1.2  Optional By the Company.................................... 25
         7.1.3  Optional By the Parent..................................... 25
         7.1.4  Breach By the Parent or Merger Sub......................... 25
         7.1.5  Breach by the Company or any Principal Shareholder......... 25
    7.2  Effect of Termination............................................. 25

8. MISCELLANEOUS........................................................... 25
    8.1  Notice............................................................ 25
    8.2  Further Documents................................................. 26
    8.3  Assignability..................................................... 26
    8.4  Exhibits and Schedules............................................ 27
    8.5  Sections and Articles............................................. 27
    8.6  Entire Agreement.................................................. 27
    8.7  Headings.......................................................... 27
    8.8  CONTROLLING LAW................................................... 27
    8.9  Public Announcements.............................................. 27
    8.10 No Third Party Beneficiaries...................................... 27
    8.11 Amendments and Waivers............................................ 27
    8.12 No Employee Rights................................................ 28
    8.13 Non-Recourse...................................................... 28
    8.14 When Effective.................................................... 28
    8.15 Takeover Statutes................................................. 28

    8.16 Number and Gender of Words........................................ 28
    8.17 Invalid Provisions................................................ 28
    8.18 Multiple Counterparts............................................. 29
    8.19 No Rule of Construction........................................... 29
    8.20 Expenses.......................................................... 29

                               LIST OF EXHIBITS

Exhibit 1 ............................... Determination of Final Merger Consideration
Exhibit 1.5.1 ........................... Voting and Instruction Agreement
Exhibit 1.5.2 ........................... Written Consent of Sole Shareholder of MacDonald-Miller Acquisition Corp.
Exhibit 1.7 ............................. Letter of Transmittal
Exhibit 2 ............................... Certain Statements
Exhibit 2.2 ............................. Ownership of Company Common Stock
Exhibit 2.4 ............................. Consents
Exhibit 3.1.4 ........................... Required Consents - Parent
Exhibit 4.3 ............................. Procedure for Satisfaction of Deferred Compensation Plan Liabilities
                                            and Split-Dollar Life Insurance Policies
Exhibit 4.6 ............................. Certain Covenants
Exhibit 4.9 ............................. Company Plans to Remain in Effect
Exhibit 4.12 ............................ Certain Properties
Exhibit 5.3.2 ........................... Stock Transfer Restriction Agreement
Exhibit 5.3.3 ........................... List of Employees to Execute and Deliver Employment Agreements
Exhibit 5.3.3A .......................... Employment Agreement
Exhibit 5.3.4 ........................... Lease Agreement
Exhibit 5.3.5-A ......................... Opinion of Counsel to the Shareholders and the Company
Exhibit 5.3.5-B ......................... Opinion of Counsel to the Trustee
Exhibit 5.3.7 ........................... Terminated Obligations
Exhibit 5.4.3 ........................... Opinion of Counsel to the Parent

                            INDEX OF DEFINED TERMS

                                                                           Page

1042 Shares................................................................  3
Accountants................................................................  6
Additional Consideration...................................................  7
Additional Net After-Tax Income............................................  7
Agreement..................................................................  1
Applicable Corporate Law...................................................  1
Approval Shareholders......................................................  1
AR Reserve................................................................. 15
Closing....................................................................  1
Closing Date...............................................................  1
Code.......................................................................  1
Company....................................................................  1
Company Accountants........................................................ 14
Company Common Stock.......................................................  1
Converted Share............................................................  4
Dissenting Shares..........................................................  4
Earn-Out Period............................................................  7
EBITDA.....................................................................  7
Effective Time.............................................................  1
ESOP....................................................................... 15
HSR Act.................................................................... 15
Indemnified Party.......................................................... 24
Indemnifying Party......................................................... 24
IPO........................................................................  2
Losses..................................................................... 22
Merger.....................................................................  1
Merger Sub.................................................................  1
Minimum Proceeds...........................................................  2
MMR........................................................................  7
Notice of Dispute..........................................................  6
Operating EBITDA...........................................................  7
Parent.....................................................................  1
Parent Common Stock........................................................  1
Parent Financial Statements................................................ 10
Parent Indemnified Parties................................................. 22
Parent Material Adverse Effect............................................. 11
Parent Related Documents...................................................  9
Pre-Closing Period.........................................................  7
Price Notice...............................................................  5

Principal Shareholders.....................................................  1
Property................................................................... 14
Registration Statement.....................................................  9
SEC........................................................................  9
Securities Act.............................................................  2
Settlement Notice.......................................................... 24
Shareholder................................................................  4
Shareholder Related Document...............................................  8
Statement of Closing Consideration.........................................  5
Statement of Final Per Share Amounts.......................................  5
Stock Certificate..........................................................  4
Stock Value................................................................  7
Survival Period............................................................ 21
Surviving Corporation......................................................  1
Terminated Obligations..................................................... 19
Third Accountants..........................................................  6
Threshold.................................................................. 23
Trustee....................................................................  1

                         AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER (this "Agreement") made effective as of August ___, 1997, by and among Group Maintenance America Corp., a Texas corporation (the "Parent"), MacDonald-Miller Acquisition Corp., a Washington corporation ("Merger Sub"), MacDonald-Miller Industries, Inc., a Washington corporation (the "Company"), the undersigned holders of a portion of the outstanding capital stock of the Company (the "Principal Shareholders"), and the Trustee of the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan and Trust (the "Trustee").

          WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") pursuant to this Agreement and the applicable statutes of the State of Washington, and pursuant to the Merger each issued and outstanding share of Common Stock of the Company ("Company Common Stock") will be converted into the right to receive certain shares of common stock, $.001 par value per share, of the Parent ("Parent Common Stock"), and certain cash consideration, all as provided herein;

          WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and by the requisite number of shareholders of the outstanding capital stock of the Company (the "Approval Shareholders")

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                1.  THE MERGER

          1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with Section RCW 23B.11.010 of the Washington Business Corporation Act (the "Applicable Corporate Law"), upon the Effective Time (as defined in
Section 1.2), the Company shall be merged with and into Merger Sub. Merger Sub, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

          1.2 Effective Time of the Merger. In accordance with the requirements of applicable law, appropriate Articles of Merger under the Applicable Corporate Law shall be prepared, executed and submitted for filing with the Secretary of State of the State of Washington immediately following and on the same day as the Closing (as defined below). The date of such filing is referred to in this Agreement as the "Effective Time."

          1.3 Closing. The closing of the Merger ("Closing") will take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas on a date that is contemporaneous with the closing of the Parent's IPO (as defined below), but in no event later than December 31, 1997 ("Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Merger set forth in Article 5 of this

Agreement are then satisfied or waived by the applicable party. The parties may agree in writing on another place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents and consideration described in Sections 5.3 and 5.4 below. The term "IPO" means the first underwritten public offering of Parent Common Stock resulting in net cash proceeds to the Parent of at least the Minimum Proceeds, as defined below (other than any offering pursuant to any registration statement relating to any capital stock of the Parent or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Parent or any of its subsidiaries, (i) relating to any employee benefit plan or interest therein, (ii) relating principally to any preferred stock or debt securities of the Parent, or (iii) filed pursuant to Rule 145 under the Securities Act of 1933, as amended ("Securities Act"), or any successor or similar provision). The term "Minimum Proceeds" means the aggregate amount necessary to pay in full (i) all indebtedness of the Parent and any of its subsidiaries outstanding at the closing of the IPO and incurred for purposes of financing any acquisitions by the Parent or any of its subsidiaries (including the refinancing of acquired Company indebtedness), (ii) the aggregate redemption prices for the redemption of all of the Parent's preferred stock outstanding at the closing of the IPO issued by the Parent in connection with then completed acquisitions by the Parent or any of its subsidiaries, and (iii) the aggregate cash payable by the Parent or any of its subsidiaries in connection with all then pending acquisitions.

          1.4  Effects of the Merger.

               1.4.1 At the Effective Time. At the Effective Time, (i) the Company shall merge with and into Merger Sub and as a result thereof, the separate existence of the Company shall cease, (ii) the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "MacDonald-Miller Industries, Inc.," (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

               1.4.2 Effects on the Surviving Corporation. As of and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public as well as of a private nature previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub, and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with the Applicable Corporate Law and the terms of this Agreement.

          1.5  Written Agreement and Other Actions.

               1.5.1 Voting and Instruction Agreement; Other Matters. Contemporaneously with the execution hereof, the Approval Shareholders are executing and delivering to the Company a Voting and Instruction Agreement in substantially the form of Exhibit 1.5.1 attached hereto and in which they acknowledge that they are aware of their dissenter's or appraisal rights and with respect to the Merger and their receipt of a copy of the provisions of Section RCW 23B.13.020 of the Applicable Corporate Law and have elected not to exercise such rights.

               1.5.2 Written Consent of the Sole Shareholder of Merger Sub. Contemporaneously with the execution hereof, the Parent is executing and delivering to Merger Sub a written consent of the sole shareholder of Merger Sub, in the form of Exhibit 1.5.2 attached hereto, pursuant to the applicable provisions of the Applicable Corporate Law, adopting this Agreement.

               1.5.3 All Other Necessary Actions. In addition to the actions set forth in Sections 1.5.1 and 1.5.2, the Parent, Merger Sub and the Company will take all actions necessary in accordance with the Applicable Corporate Law and their respective articles of incorporation and bylaws to cause the Merger to be consummated on, and subject to, the terms set forth in this Agreement and the Applicable Corporate Law.

          1.6 Conversion of Stock. As of the Effective Time, by virtue of the Merger and without further action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Merger Sub:

               1.6.1 Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged at and after the Merger and immediately following the Effective Time shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

               1.6.2 Cancellation of the Company Treasury Stock and Authorized but Unissued Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by any of its subsidiaries shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are authorized but not issued shall be canceled and retired and shall cease to exist and any options, warrants or subscriptions related thereto shall be terminated and no stock of Parent or other consideration shall be delivered in exchange therefor.

               1.6.3 Merger Consideration. Each share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6.2) shall be converted into the right to receive (i) that number of shares of Parent Common Stock equal to the Final Per Share Common Stock Amount (as defined in Exhibit 1 attached hereto), and (ii) cash equal to the Final Per Share Cash Amount (as defined in Exhibit 1 attached hereto); provided, however, that the Trustee shall allocate the Parent Common Stock received by it first to shares of Company Common Stock most recently acquired by the Trustee (i.e., the "1042 Shares"). Each share of Company Common Stock so converted into the right to receive cash equal to the Final Per

Share Cash Amount and shares of Parent Common Stock equal to the Final Per Share Common Stock Amount (a "Converted Share") shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be canceled and retired and shall cease at such time to exist, and each holder of a certificate which prior to the Effective Time validly evidenced any such Converted Share (a "Stock Certificate") shall thereafter cease to have any rights with respect to such Converted Share, except, upon the surrender of the Stock Certificate and a duly executed and completed letter of transmittal in accordance with Section 1.7, the right to receive such cash and Parent Common Stock at the times and in the manner set forth herein.

          1.7  Exchange of and Payment for Stock.

               1.7.1 Delivery of Company Common Stock and Closing Merger Consideration; Appraisal Rights. Prior to the Closing, the Parent will deliver to each Principal Shareholder and the Principal Shareholders shall distribute to each shareholder of the Company ("Shareholder") a letter of transmittal, in substantially the form attached hereto as Exhibit 1.7, to be used for the purpose of surrendering Stock Certificates to the Parent in exchange for the right to receive the Final Per Share Cash Amount and the Final Per Share Common Stock Amount for each Converted Share evidenced by such Stock Certificate. All of the Company Common Stock held by the Shareholders will be surrendered by the Principal Shareholders to the Parent together with properly completed and executed letters of transmittal (with each such signature guaranteed by a commercial bank or notarized by a notary public or similar official reasonably satisfactory to the Parent), and the Parent shall cause to be delivered to the Shareholders at the Closing the Closing Per Share Cash Amount (as defined in
Exhibit 1 attached hereto) and the Closing Per Share Common Stock Amount (as defined in Exhibit 1 attached hereto) applicable to each of the Converted Shares evidenced by the Stock Certificates properly surrendered (with properly executed and completed letters of transmittal) by each Shareholder to the Parent. If required by the Applicable Corporate Law but only to the extent required thereby, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who exercise appraisal rights with respect thereto in accordance with Section RCW 23B.13.020 of the Applicable Corporate Law (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount, the Final Per Share Cash Amount or the Final Per Share Common Stock Amount, and holders of such shares of Company Common Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section RCW 23B.13.020 of the Applicable Corporate Law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Applicable Corporate Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount, the Final Per Share Cash Amount or the Final Per Share Common Stock Amount as provided hereby and any unpaid dividends and distributions to which the holder of such shares of Company Common Stock is entitled, without any interest thereon.

               1.7.2 Return of Stock Certificates. In the event the Closing does not occur by December 31, 1997, any letters of transmittal and Stock Certificates previously delivered to the Parent shall promptly be returned to the Shareholders.

               1.7.3 Assignments. Except for the granting of options to employees of the Company and the exercise or assignment thereof as permitted by
Section 4.10, the assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may not be made on or after the date hereof.

               1.7.4 Payment In Full Satisfaction of All Rights. The delivery of the Closing Per Share Cash Amount and the Closing Per Share Common Stock Amount to the Shareholders with respect to their Converted Shares shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Converted Shares except for the right to receive additional shares of Parent Common Stock and cash pursuant to Section 1.9.

          1.8  Determination of Closing Merger Consideration.

               1.8.1 Delivery of IPO Price to Public; Statement. After the Parent and its underwriters agree on the initial price to the public for a share of Parent Common Stock offered in the IPO, at the Closing as set forth in an executed underwriting agreement, the Parent shall deliver to the Principal Shareholders a written notice (the "Price Notice") setting forth such initial price to the public and a statement setting forth a calculation of the Closing Outstanding Common Stock Number (as defined in Exhibit 1 attached hereto), the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount and the Closing Merger Consideration (as defined in Exhibit 1 attached hereto), payable to the Shareholders at Closing (the "Statement of Closing Consideration"). The initial price to the public of a share of Parent Common Stock, as set forth in the Price Notice, and the Closing Outstanding Common Stock Number, the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount and the Closing Merger Consideration, as set forth in the Statement of Closing Consideration, shall be final, conclusive and binding for purposes of this Agreement.

          1.9  Post-Closing Determination of Total Consideration.

               1.9.1 Statement. No later than 30 days after the Closing, the Parent shall deliver to the Principal Shareholders a statement showing the Final Outstanding Common Stock Number (as defined in Exhibit 1 attached hereto), the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration (as defined in Exhibit 1 attached hereto) (the "Statement of Final Per Share Amounts"). For purposes of determining the Statement of Final Per Share Amounts, the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount, and the Total Consideration shall be calculated or determined as of the last day of the month immediately preceding the month in which the Closing occurs (unless the Closing occurs on the last day of the month, in which case the month of Closing shall be used).

               1.9.2 Review. After delivery to the Principal Shareholders of the Statement of Final Per Share Amounts, the Principal Shareholders, the Trustee and their representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Final Per Share Amounts, and to consult with the Parent and its representatives regarding the methods used in the preparation of the Statement of Final Per Share Amounts.

               1.9.3 Disputes. The Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as shown on the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement, unless the Principal Shareholders and the Trustee shall deliver to the Parent a written notice of disagreement ("Notice of Dispute") with any item or items in the Statement of Final Per Share Amounts within 10 business days following receipt of the Statement of Final Per Share Amounts, specifying in reasonable detail the nature and extent of such disagreement; provided, however, that no Notice of Dispute may be given with respect to any items unless such item involves an amount of $25,000 or more and provided further that in the event such disagreement involves an amount less than $25,000, the Statement of Final Per Share Amounts shall be final, conclusive and binding. If a Notice of Dispute is not properly given within such time, the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as set forth in the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement.

               1.9.4 Resolution by Parties. If a Notice of Dispute is properly given, the Parent, the Principal Shareholders and the Trustee agree to negotiate in good faith and use their best efforts to resolve any disagreement with respect to the Statement of Final Per Share Amounts. If a resolution is not reached within 30 days following receipt by the Parent of a properly given Notice of Dispute, KPMG Peat Marwick LLP ("Accountants") and the Company Accountants (as defined below ) shall together choose a qualified third party firm of independent accountants ("Third Accountants") within 10 days after a Notice of Dispute is submitted to them and such Third Accountants shall resolve such dispute within 30 days after its submission to them. The Parent, the Principal Shareholders and the Trustee (if the dispute is resolved by them or the Statement of Final Per Share Amounts otherwise becomes final pursuant hereto without referral to the Accountants) or the Third Accountants (if a dispute is resolved by them) shall set forth such resolution in writing and such writing shall (i) set forth the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration and (ii) be final, conclusive and binding for purposes of this Agreement.

               1.9.5 Final Determination. Within 10 business days following the final determination of the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as provided in this Section 1.9, (i) the Parent shall deliver to each Shareholder (a) the cash amount, if any, by which the aggregate of the Final Per Share Cash Amounts payable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the Closing Per Share Cash Amounts paid to such Shareholder at the Closing; and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the Final Per Share Common Stock Amounts deliverable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the Closing Per Share Common Stock Amounts delivered to such Shareholder at the Closing; or (ii) each Principal Shareholder shall deliver and shall cause each Shareholder to deliver to the Parent (a) the cash amount, if any, by which the aggregate of the Closing Per Share Cash Amounts paid to such Shareholder at the Closing exceeds the aggregate of the Final Per Share Cash Amounts payable to such Shareholder as finally determined pursuant hereto; and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the Closing Per Share Common Stock Amounts delivered to such Shareholder at the Closing exceeds the aggregate of the Final Per Share Common Stock Amounts deliverable to such Shareholder as finally determined pursuant hereto.

               1.9.6 Expenses. Except as set forth on Exhibit 1, the Parent and the Principal Shareholders shall each pay their own costs incurred in connection with this Section 1.9, including the fees and expenses of their respective attorneys and accountants, if any.

          1.10 Additional Consideration. On or before April 30, 1998, the Parent shall pay to the Shareholders additional consideration ("Additional Consideration") in an amount equal to the product of 2 times the excess, if any of (i) EBITDA (as defined below) over (ii) Operating EBITDA (as defined below). The cash portion of the Additional Consideration shall bear interest at the prime rate of interest charged by Texas Commerce Bank National Association from January 1, 1998 through the date of payment of the Additional Consideration.
The Additional Consideration shall be apportioned between cash and Parent Common Stock in the same ratios as set forth in Exhibit 1 for the Final Per Share Cash Amount and the Final Per Share Common Stock Amount. The term "EBITDA" means the sum of (i) Additional Net After-Tax Income (as defined below), plus (ii) the amount of state, local and federal income and franchise taxes deducted from Additional Net After-Tax Income, plus (iii) the amount of depreciation and amortization deducted from Additional Net After-Tax Income, plus (iv) the amount of interest expense deducted from Additional Net After-Tax Income, plus (v) the increase to Additional Net After-Tax Income that would result from application of the annual savings of the type described in the Letter of Intent among the Parent, the Company and the Principal Shareholders dated June 3, 1997 to the period from January 1, 1997 through the Closing Date (the "Pre-Closing Period"), plus (vi) the stock and related tax bonuses contemplated for certain key employees, the bonuses paid to certain employees related to their exercise of stock options, and an adjustment to exclude any net income (or loss) attributable to MacDonald-Miller Residential ("MMR") for the Pre-Closing Period (the amounts in clauses (i) through (vi) to be determined in accordance with GAAP). The term "Additional Net After-Tax Income" shall mean the net income (or loss) of the Company for the period January 1, 1997 through December 31, 1997 (the "Earn-Out Period") after deduction for state, local and federal income and franchise taxes and without giving effect to extraordinary or non-recurring items, non-recurring gains and losses (including the sale of the Condominiums (as defined)), interest income or investment income, determined in accordance with GAAP. The term "Operating EBITDA" means $2,613,012.80.

          For the portion of any Additional Consideration that shall be paid in Parent Common Stock, the value of such Parent Common Stock ("Stock Value") shall be calculated using the average of the daily closing prices (or if no closing price is reported, the average of the daily closing bid and asked prices) of a share of the Parent Common Stock for the ten consecutive trading days ending on and including the date which is three trading days prior to the end of the Earn-Out Period on the principal national securities exchange if any, on which such shares are admitted for trading, on the National Association of Securities Dealers, Inc. National Market System if such shares are quoted thereon or, if such shares are not quoted thereon, in the over-the-counter market in the United States on which such shares are publicly traded; provided that if the Parent Common Stock is not then admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market, the Stock Value shall be the value of a share of Parent Common Stock as of the last day of the Earn-Out Period as reasonably determined by the Board of Directors of the Parent.

                   2.  REPRESENTATIONS AND WARRANTIES OF THE
              TRUSTEE, THE COMPANY AND THE PRINCIPAL SHAREHOLDERS


          2.1 Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Parent and Merger Sub that the Trustee owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside the Trustee's name on Exhibit 2.2 and such shares are so held by the Trustee free and clear of all liens, encumbrances and adverse claims whatsoever.

          2.2 Representations and Warranties of the Company and the Principal Shareholders. The Company and the Principal Shareholders, jointly and severally, hereby represent and warrant to the Parent and Merger Sub as follows:

               2.2.1 Exhibit 2. The statements in Exhibit 2 attached hereto are true and correct.

               2.2.2 Stock Ownership. Each Shareholder owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside such Shareholder's name on Exhibits Exhibit 2.2 and such shares are so held by such Shareholder free and clear of all liens, encumbrances and adverse claims whatsoever.

               2.2.3 Authority. Each Principal Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by such Principal Shareholder (each a "Shareholder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Principal Shareholders and constitutes, and any Shareholder Related Document, when duly executed and delivered by the Principal Shareholders named as parties therein will constitute, legal, valid and binding obligations of such Principal Shareholders enforceable against such Principal Shareholders in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

               2.2.4 Consents. Except as set forth on Exhibit 2.2.4, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Principal Shareholders of this Agreement or any Shareholder Related Document. The execution, delivery and performance by the Principal Shareholders of this Agreement and any Shareholder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which any Principal Shareholder is a party or by which any Principal Shareholder or such Principal Shareholder's assets or properties may be bound or affected or any law, rule or regulation applicable to any Principal Shareholder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over any Principal Shareholder.

               2.2.5 No Warranties of Future Performance. The Principal Shareholders and the Company acknowledge that they have had the opportunity to inspect the Parent's and Merger Sub's business and properties, and understand that no warranties of future performance of the Parent or Merger Sub have been or are being made by the Parent or Merger Sub, irrespective of any forecasts, budgets or other financial information relating to the future that may have been provided by the Parent or Merger Sub.

                      3.  REPRESENTATIONS AND WARRANTIES
                           OF THE PARENT AND MERGER SUB

          3.1 Representations and Warranties. The Parent hereby represents and warrants to the Principal Shareholders and the Company as follows:

               3.1.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Parent is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a Parent Material Adverse Effect (as defined below).

               3.1.2 Capitalization of the Parent. As of the execution date of this Agreement, the total authorized capital stock of the Parent is as set forth in the Confidential Information Statement dated August __, 1997. The outstanding shares of Parent Common Stock and Preferred Stock, par value $.001 (Parent Preferred Stock"), have been duly and validly issued and are fully paid and non-assessable.

               3.1.3 Authority. The Parent has the requisite power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "Parent Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Parent and constitutes, and all the Parent Related Documents, when executed and delivered by the Parent will constitute, legal, valid and binding obligations of the Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

               3.1.4 Consents. Except as provided on Exhibit 3.1.4, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Parent of this Agreement or the Parent Related Documents or the consummation by the Parent of the transactions contemplated hereby, except for (i) the filing of the Parent's registration statement with respect to the IPO ("Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required pursuant to, state securities or "blue sky" laws in connection with the IPO, and (ii) the filing of the Articles of Merger with the Secretary of State of Washington.

               3.1.5 Defaults. The Parent is not in default under or in violation of, and the execution, delivery and performance of this Agreement and the Parent Related Documents and the consummation by the Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which the Parent is a party or by which the Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to the Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over the Parent, which default or violation prevents the Parent from consummating the transactions contemplated hereby or is reasonably likely to have a Parent Material Adverse Effect.

               3.1.6 Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               3.1.7 Financial Statements. The Parent has provided certain financial statements to the Principal Shareholders ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

               3.1.8 Taxes. The Parent has either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character, attributable or relating to the properties and business of the Parent for the period ended covered by the Parent Financial Statements.

               3.1.9 Full Authority. The Parent has the corporate power and authority and has obtained all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law, as defined in Exhibit 2) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, except such licenses, permits, qualifications or other documentation, the failure to obtain which is not reasonably likely to result in a Parent Material Adverse Effect, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts that would give rise to a violation thereof or a liability or default thereunder that is reasonably likely to have a Parent Material Adverse Effect.

               3.1.10 Access. The Parent has cooperated fully in permitting the Principal Shareholders and their representatives to make a full investigation of the properties, operations and financial condition of the Parent and has afforded the Principal Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Parent.

               3.1.11 Disclosure. No representation or warranty by the Parent in this Agreement, and no statement contained in any certificate delivered by the Parent to the Principal Shareholders pursuant to this

Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

               3.1.12 Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Parent and its consolidated subsidiaries, taken as a whole, in an amount of $100,000 or more.

               3.1.13 Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code:

               (i) The Parent has no plan or intention to sell, exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of its Surviving Corporation Common Stock except for transfers of Surviving Corporation Common Stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

               (ii) The Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

               (iii) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

               (iv) Except as provided in Section 8.20 below, if the Merger is effected, the Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

               (v) The Parent Common Stock that will be issued in connection with the Merger is voting stock within the meaning of Section 368(c) of the Code.

               (vi) At the Effective Time, neither the Parent nor Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub which, if exercised or converted, would affect the Parent's acquisition or retention of control of the Surviving Corporation.

               (vii) Neither the Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F) of the Code.

               (viii) None of the Parent Common Stock received by the Shareholders as a part of the Final Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

               (ix) Neither the Parent nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

               3.1.14 No Warranties of Future Performance. The Parent and Merger Sub acknowledge that they have had the opportunity to inspect the Principal Shareholders' and the Company's business and properties, and understand that no warranties of future performance of the Principal Shareholders or the Company have been or are being made by the Principal Shareholders or the Company, irrespective of any forecasts, budgets or other financial information relating to the future that may have been provided by the Principal Shareholders or the Company.

          3.2 Representations and Warranties Concerning the Merger Sub. The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Principal Shareholders and the Company as follows:

               3.2.1 Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington.

               3.2.2 Capital Structure. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.

               3.2.3 Authority. Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

           4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS

          4.1 Agreements of the Principal Shareholders to be Effective Upon Closing. Effective upon Closing, and without further action on the part of any party or other person, the Principal Shareholders covenant and agree as follows:

               4.1.1    Covenant Not to Compete.

               (i) For the considerations specified in this Agreement and in recognition that the covenants by the Principal Shareholders in this Section are a material inducement to the Parent to enter into and perform this Agreement, each Principal Shareholder agrees that for the period from the Closing Date to the later to occur of (a) the date which is three years after the Closing Date or (b) the date which is one year following any termination of such Principal Shareholder's employment with the Company, such Principal Shareholder will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of the Parent or as a shareholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, officer, director, trustee, manager, employee, agent, associate or consultant engage in any business that involves indoor air quality, heating, ventilation, air conditioning, appliance, mechanical construction or sewer cleaning products or services within a 100-mile radius of the cities of Seattle, Washington and Portland, Oregon; provided, however, that for each Principal Shareholder other than Fredric J. Sigmund,
     (i) if such Principal Shareholder's employment is terminated without Cause (as such term is defined in the Employment Agreement attached hereto as Exhibit 5.3.3A for such Principal Shareholder) the noncompete period applicable thereafter to such Principal Shareholder in Section 4.1.1(i)(b) of this Agreement shall be reduced to six months and (ii) if the Employment Agreement for such Principal Shareholder expires, the non-compete period applicable thereafter to such Principal Shareholder shall be equal to the then in effect severance period for such Principal Shareholder; provided further that (i) the Principal Shareholders (other than Gary S. Kuhlman) may continue to engage in the business of residential indoor air quality, heating, ventilation and air conditioning installation, replacement, repair and maintenance services through MMR and (ii) that in the event the Principal Shareholders cease at any time to hold a controlling interest in MMR, the words "MacDonald" or "Miller" shall not be used in the name or marketing of MMR following such loss of such controlling interest.

               (ii) Each Principal Shareholder agrees that the limitations set forth herein on such Principal Shareholder's rights to compete with the Parent and its affiliates as set forth in clause (i) are reasonable and necessary for the protection of Parent and its affiliates. In this regard, each Principal Shareholder specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on such Principal Shareholder's activities specified herein, are reasonable and necessary for the protection of the Parent and its affiliates. Each Principal Shareholder agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

               (iii) Each Principal Shareholder agrees that the remedy at law for any breach by such Principal Shareholder of this Section 4.1.1 will be inadequate and that the Parent shall be entitled to injunctive relief.

               4.1.2 Release. Effective as of the Effective Time, each Principal Shareholder does hereby (i) release, acquit and forever discharge the Surviving Corporation from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Effective Time, including, without limitation, any claim for indemnity or contribution from the Surviving Corporation in connection with the obligations or liabilities of such Principal Shareholder hereunder, except for salary and benefits payable to such Principal Shareholder as an employee in the ordinary course of business and lease payments payable to F&V Investments for the property located at 7717 Detroit S.W., Seattle, Washington 98106-1903 (the "Property"); (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock (other than this Agreement) and agree that any and all such agreements (other than this Agreement) are terminated as of the Effective Time, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

               4.2 Elimination of Expense. Prior to Closing, the Principal Shareholders will produce evidence to the reasonable satisfaction of the Parent and its lenders that the expenses of the Company as described in the Letter of Intent between the Parent, the Company and the Principal Shareholder dated June 3, 1997 have been eliminated as expenses of the Surviving Corporation as of and following the Closing Date.

               4.3 Deferred Compensation Plans. Prior to Closing, the Principal Shareholders will cause all current or future obligations of the Company under the split dollar life and other deferred compensation plans covering any Shareholder or any employee of the Company to be satisfied in full (including current or deferred tax liabilities arising therefrom) all in accordance with the provisions of Exhibits Exhibit 4.3 attached hereto.

               4.4 Audit. Prior to Closing, the Company's firm of independent accountants (the "Company Accountants") shall complete an audit of the Company for the fiscal year ended December 31, 1996 and for the period from such date through June 30, 1997, and such additional audit and/or review work as may be requested by the Parent through and including the Closing Date and provide its report to the Parent and the Principal Shareholders. The Accountants shall confirm the audit/review work of the Company Accountants.

               4.5 Certain Payables and Receivables. On or prior to Closing, the Principal Shareholders shall cause to be paid in full in cash all accounts receivable, notes receivable and advances payable by any Shareholder to the Company and the Company shall pay in full in cash all accounts payable, notes payable and advances payable by the Company to any Shareholder.

               4.6 Pre-Closing Covenants and Agreements. The Principal Shareholders and the Company jointly and severally agree as set forth in
Exhibit 4.6 attached hereto.

               4.7 Confidentiality. Prior to the Effective Time, none of the Parent, Merger Sub, the Company or the Principal Shareholders will disclose the terms of this Agreement or the Merger to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Company may make appropriate disclosures of the general nature of the Merger to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Parent and Merger Sub may disclose pertinent information regarding the Merger to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, financing related to the IPO or other offerings of its securities, and may describe this Agreement and the transactions contemplated hereby in any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of the Merger and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to outlines of press releases or other communications (including employee presentations) concerning the prospective merger.

               4.8 Tax-Free Reorganization. Unless the other parties shall otherwise agree in writing, each of the Principal Shareholders, the Parent, Merger Sub, the Company or the Surviving Corporation shall use their best efforts to qualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and none of them shall knowingly take or fail to take any action, that would jeopardize the qualification of the Merger as such a reorganization.

               4.9 Company Plans. Except as otherwise contemplated by this Agreement, the Company Plans (as defined in Exhibit 2) described on Exhibit 4.9 in effect at the date of this Agreement will remain in effect for three years following the Closing unless otherwise agreed to by the Parent and the Principal Shareholders.

               4.10 HSR Act. The Parent, the Principal Shareholders and the Company shall take all reasonable actions necessary to make all filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") in connection with the transaction contemplated hereby and to obtain the termination or expiration of the waiting period thereunder.

               4.11 Purchase of Certain Receivables. If any accounts receivable included in current assets of the Company for purposes of determining Working Capital (as defined in Exhibit 1) remain unpaid in full on the second anniversary of the Closing, the Principal Shareholders shall, upon written request by the Surviving Corporation made within 30 days after the second anniversary of the Closing, purchase the same from the Surviving Corporation, without recourse, for the uncollected amount thereof minus the sum of (i) the unused portion of the reserves for bad debts that were on the books of the Company as of the Closing and (ii) the amount of any billings in excess of costs on the books of the Company as of the Closing which are directly traceable to such accounts receivable. Prior to the date the Additional Consideration, if any, is disbursed, the Principal Shareholders shall make a good faith estimate of the amount of accounts receivable to be purchased hereunder and such amount (net of the reserve for bad debts and the amount of any related billings in excess of costs, as provided above), if any, shall be deducted from the Additional Consideration and applied as a reserve against such purchase obligation (the "AR Reserve"). If the AR Reserve is insufficient, 8% interest per annum from the Closing to the date of payment will be charged on the shortfall. If the AR Reserve is more than sufficient, the excess will be disbursed to the Shareholders in the same manner as Additional Consideration was disbursed. Collections from an account debtor after the Closing shall be applied first to reduction of the oldest account receivable of such account debtor unless there is a dispute and an adjustment on a specific invoice.

               4.12 Certain Condominiums. The purchase price delivered to the Company for the sale of the properties listed on Exhibit 4.12 (the "Condominiums") shall be included in current assets for the purposes of determining Working Capital but shall be excluded from Additional Net After-Tax Income. The Principal Shareholders shall release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions, or causes of action arising from or relating to any event, occurrence, act, omission or condition relating to such properties, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Principal Shareholders hereunder.

               4.13  Certain Matters Related to the ESOP.

                     4.13.1 Suspension of ESOP Contributions. Prior to the Closing Date, the Company shall not make any contributions to the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan ("ESOP").

                     4.13.2 Amendment of ESOP; Distribution of ESOP Investments. Upon receipt of an IRS favorable determination letter and prior to the second anniversary of the Closing, the Parent and the Company shall distribute the ESOP accounts to the ESOP participants.

               4.14 ESOP Expenses. Expenses of the ESOP's operation (including post-Merger operation), transition and eventual termination shall be paid by the Company.

               4.15 Indemnification of Officers and Directors of the Company. The Parent agrees that the Company shall maintain in effect for at least five
(5) years from the Closing Date the indemnification provisions in the Articles of Incorporation of the Company and its subsidiaries as presently in effect to the extent such indemnification provisions would apply to acts or omissions of the present officers and directors and the Company shall maintain in effect director and officer liability insurance coverage for its officers and directors with coverage of $10,000,000 and a deductible not in excess of $50,000 and to the extent it does not increase premiums on such director and officer policies, the Parent will procure tail coverage for such directors and officers at the expiration of such five (5) year period.

               4.16 Errors and Omissions Insurance. The Parent agrees that the Company shall maintain in effect a policy covering professional errors and omissions for engineering and related coverage for the Company and the Company's professional engineers with coverage of $1,000,000 and a deductible not in excess of $100,000. In the event any such coverage is canceled for a professional engineer, the Parent shall purchase appropriate "tail" coverage for a period not to exceed the applicable statute of limitations for the applicable errors and omissions.

               4.17 Other Insurance. The Parent agrees that the Company shall maintain in effect insurance policies for general liability, automobile, property, completed operations, equipment, workers' compensation, employer practices liability, employee benefits liability, pollution/indoor air quality, employee dishonesty and depositor's forgery liability and umbrella liability coverage with coverage amounts and deductible amounts as agreed by the Parent and the Company.

               4.18 Releases. On or prior to the Closing, the Parent shall procure the release of the Principal Shareholders under any guaranty or indemnity agreement relating to the business or operations of the Company.

               4.19 Parent Guaranty. The Parent hereby unconditionally guarantees the performance of all Merger Sub's obligations under this Agreement (including any obligations of the Merger Sub in any Exhibits hereto).

               4.20 Recommendation by the Company; Cooperation in Preparation of Registration Statement and Proxy and in Meeting of Shareholders. The Company's Board of Directors shall recommend that the Shareholders vote in favor of the Merger. The Company, the Principal Shareholders and the Trustee shall cooperate fully with the Parent and Merger Sub in the (i) preparation of a registration statement on Form S-4 for the registration of the Parent Common Stock to be delivered to the Shareholders pursuant to this Agreement, (ii) preparation of a proxy statement in connection with such registration and the Merger, and (iii) planning, preparation and carrying out of any meetings of Shareholders in connection with such registration and the Merger.

               4.21 Sale of MMR. The Company shall divest itself of MMR prior to the Closing. To the extent that the Company realizes actual value as a result of such divestiture, such value shall be taken into account in the calculation of Working Capital or Long-Term Debt, as the case may be.

                 5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES

          5.1 Conditions Precedent to the Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Parent in writing to the extent permitted by applicable law:

               5.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Principal Shareholders and the Company contained in this Agreement, in Exhibit 2 and the Disclosure Schedule referred to therein and the other Exhibits provided by the Principal Shareholders or the Company pursuant to this Agreement or in any closing certificate or document delivered to the Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

               5.1.2 Performance of Covenants. The Principal Shareholders and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

               5.1.3 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or against the Parent or Merger Sub arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a Company Material Adverse Effect or (iii) to have a Parent Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

               5.1.4 Approvals. The Company and the Principal Shareholders shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Company Related Documents and the Shareholder Related Documents) by the Company and the Shareholders prior to the Closing Date, and the Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

               5.1.5 Closing Deliveries. All documents required to be executed or delivered at Closing by the Principal Shareholders pursuant to Section 5.3 of this Agreement shall have been so executed and delivered.

               5.1.6 No Casualty, Loss or Damage. No casualty, loss or damage shall have occurred on or prior to the Effective Time to any of the properties or assets of the Company.

               5.1.7 Licenses, etc. The Company shall have obtained all such licenses and permits as are legally required for the continued operation of the business after the Effective Time, except such licenses and permits, the absence of which will not have a Company Material Adverse Effect.

               5.1.8 No Material Adverse Change. Since December 31, 1996, there shall not have been any event that in the reasonable judgment of the Parent adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of the Company.

               5.1.9 IPO. The Parent shall have completed the IPO on terms acceptable to it, and the net proceeds thereof shall have been received by the Parent.

               5.1.10 Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered.

               5.1.11 HSR Act. All required filings, if any, under the HSR Act with respect to the transactions contemplated hereby shall have been made and the waiting periods thereunder shall have been terminated or shall have expired.

          5.2 Conditions Precedent to the Obligations of the Principal Shareholders and the Company. The obligations of the Principal Shareholders and the Company under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Principal Shareholders and the Company in writing to the extent permitted by applicable law:

               5.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement or in any closing certificate or document delivered to the Principal Shareholders or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Parent and Merger Sub shall have delivered to the Principal Shareholders and the Company a certificate to that effect.

               5.2.2 Performance of Covenants. The Parent and Merger Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the Parent and Merger Sub shall have delivered to the Principal Shareholders and the Company a certificate to such effect.

               5.2.3 Approvals. The Parent shall have procured all of the consents, approvals and waivers specified in Exhibit 3.1.4 prior to the Closing Date, and the Parent shall have delivered to the Principal Shareholders and the Company a certificate to that effect.

               5.2.4 Closing Deliveries. All documents required to be executed or delivered at Closing by the Parent pursuant to Section 5.4 of this Agreement shall have been so executed and delivered.

               5.2.5 HSR Act. All required filings, if any, under the HSR Act with respect to the transactions contemplated hereby shall have been made and the waiting periods thereunder shall have been terminated or shall have expired.

          5.3 Deliveries by the Principal Shareholders at the Closing. At the Closing, simultaneously with the deliveries by the Parent specified in Section
5.4 below, and in addition to any deliveries required to be made by the Principal Shareholders and the Company pursuant to any other transaction document at the Closing, the Principal Shareholders shall deliver or cause to be delivered to the Parent the following:

               5.3.1 Closing Certificates. The Principal Shareholders and the Company shall deliver the certificates required pursuant to Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5.

               5.3.2 Stock Transfer Restriction Agreement. The Principal Shareholders shall execute and deliver and shall cause the Shareholders to execute and deliver a Stock Transfer Restriction Agreement on the Closing Date, effective as of the Effective Time, substantially in the form set forth in
Exhibit 5.3.2.

               5.3.3 Employment Agreements. Each Principal Shareholder and certain other employees of the Company specified on Exhibit 5.3.3 shall execute and deliver an Employment Agreement (with the insertion of the appropriate
Section 7(b) based on whether such Principal Shareholder or any such employee is designated an "Executive or Key Employee" or "Manager" on Exhibit 5.3.3 and with the blanks appropriately completed as set forth in a confidential letter between the Company and the Parent) with the Company on the Closing Date, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.3A.

               5.3.4 Lease Agreement. Frederic J. Sigmund shall cause F&V Investments, the owner of the Property, to execute and deliver a lease agreement with the Company substantially in the form attached as Exhibit 5.3.4.

               5.3.5 Opinion of Counsel for the Principal Shareholders and the Company. The Principal Shareholders shall deliver the favorable opinion of Lasher Holzapfel Sperry & Ebberson, P.L.L.C., counsel to the Principal Shareholders and the Company, and Patricia Parks, counsel to the ESOP, each dated the Effective Time, substantially in the form and to the effect set forth in Exhibit 5.3.5-A and Exhibit 5.3.5-B, respectively, attached hereto.

               5.3.6 Documents, Stock Certificates. The Principal Shareholders shall execute and deliver, and shall cause the Company and the Shareholders to execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or its officers or directors or the Shareholders at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under Section 4. Stock Certificates representing all of the outstanding Company Common Stock and properly executed and completed letters of transmittal shall be delivered by the Principal Shareholders to the Parent.

               5.3.7 Discharge of Indebtedness, Releases, Etc. The indebtedness of the Company referred to in Exhibit 5.3.8 attached hereto, including, but not limited to, any debt of the Company in any way related to the Condominiums, ("Terminated Obligations") shall be paid in full or refinanced on terms acceptable to the Parent, and the Principal Shareholders shall cause all holders of any such Terminated Obligations to deliver to the Parent, in form reasonably satisfactory to the Parent and the lenders to the Parent or Merger Sub, such customary releases, termination statements, consents, approvals or other documents or instruments required, in the judgment of the Parent, to release and terminate all liens, security interests, claims, or rights of such holders against the Surviving Corporation or the Parent or any of their respective assets in connection therewith.

          Except as set forth in the next paragraph of this Section 5.3.8, the consummation of the Closing shall not be deemed to be a waiver by the Parent or the Surviving Corporation of any of their rights or remedies against the Principal Shareholders hereunder for any breach of warranty, covenant or agreement by the Company or the Principal Shareholders herein irrespective of any knowledge of or investigation made by or on behalf of the Parent or Merger Sub; provided, however, that if the Company shall disclose in writing to the Parent prior to the Closing Date a specified breach of a specifically identified representation, warranty, covenant or agreement of the Company or any Principal Shareholder herein by the Company or any Principal Shareholder, and requests a waiver thereof by the Parent, and the Parent shall waive any such specifically identified breach in writing prior to the Closing Date, the Parent and the Surviving Corporation, for themselves and for each Parent Indemnified Party (as defined below) shall be deemed to have waived their respective rights and remedies hereunder for, and the Principal Shareholders shall have no liability with respect to, any such specifically identified breach, to the extent so identified by the Company and so waived by the Parent.

          Prior to the Closing, the Parent investigated and reviewed the books and records relating to the operation of the Company, and inspected the Company assets as it considered necessary to satisfy itself as to the condition of the Company's business and properties. The Parent has notified the Company, the Principal Shareholders and the Trustee of any material discrepancy, statement or state of facts that was discovered up until the Closing which may affect or render any of the Company's, the Principal Shareholders' or the Trustee's representations or warranties contained herein untrue or misleading. To the extent that the Parent has actual knowledge of any such discrepancy, statement or state of facts (and the significance of such discrepancy, statement or state of facts as such relates to the Company's, the Principal Shareholders' or the Trustee's representations or warranties), and fails to notify the Company, the Principal Shareholders, and the Trustee, the applicable representation or warranty known to be untrue or misleading shall be unenforceable. In all other respects, the representations and warranties of the Company, the Principal Shareholders and the Trustee shall remain unaffected. Likewise, prior to the Closing, the Company, the Principal Shareholders and the Trustee investigated and reviewed the books and records relating to the operation of the Parent and Merger Sub, and inspected the Parent's and Merger Sub's assets as they considered necessary to satisfy them as to the condition of the Parents' and Merger Sub's business and properties. The Company, the Principal Shareholders and the Trustee have notified the Parent and Merger Sub of any material discrepancy, statement or state of facts that was discovered up until the Closing which may affect or render any of the Parent's or Merger Sub's representations or warranties contained herein untrue or misleading. To the extent that the Company, the Principal Shareholders or the Trustee have actual knowledge of any such discrepancy, statement or state of facts (and the significance of such discrepancy, statement or state of facts as such relates to the Parent's or Merger Sub's representations or warranties), and fails to notify the Parent and Merger Sub, the applicable representation or warranty known to be untrue or misleading shall be unenforceable. In all other respects, the representations and warranties of the Parent and Merger Sub shall remain unaffected.

      5.4 Deliveries by the Parent at the Closing. At the Closing, simultaneously with the deliveries by the Principal Shareholders specified in
Section 5.3 above, and in addition to any other deliveries to be made by the Parent and Merger Sub pursuant to any other transaction document at the Closing, the Parent shall deliver or cause to be delivered to the Principal Shareholders the following:

               5.4.1 Closing Certificates. The Parent and Merger Sub shall deliver the certificates required pursuant to Sections 5.2.1, 5.2.2, 5.2.3 and 5.2.4.

               5.4.2 Registration Rights Agreement. The Parent shall execute and deliver to the Principal Shareholders a Registration Rights Agreement at the Closing, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.5.

               5.4.3 Opinion of Counsel for the Parent and Merger Sub. The Parent shall deliver the favorable opinion of its legal counsel dated the Effective Time, substantially in the form and to the effect set forth in
Exhibit 5.4.3.

               5.4.4 Closing Merger Consideration. The Parent shall deliver the Closing Merger Consideration to the Shareholders.

          The consummation of the Closing shall not be deemed to be a waiver by the Principal Shareholders of any of their rights or remedies hereunder for breach of any warranty, covenant or agreement herein by the Parent or Merger Sub irrespective of any knowledge of or investigation with respect thereto made by or on behalf of any Principal Shareholder; provided, however, that if the Parent shall disclose in writing to the Principal Shareholders prior to the Closing a specified breach of a specifically identified representation, warranty, covenant or agreement of the Parent or Merger Sub contained herein by the Parent or Merger Sub, and requests a waiver thereof by the Company and the Principal Shareholders, and the Company and the Principal Shareholders shall waive any such specifically identified breach in writing prior to the Closing, the Company and the Principal Shareholders shall be deemed to have waived their rights and remedies hereunder for, and the Parent and Merger Sub shall have no liability or obligation to the Principal Shareholders or the Company with respect to, any such specifically identified breach, to the extent so identified by the Parent and waived by the Company and the Principal Shareholders.

                         6. SURVIVAL, INDEMNIFICATIONS

          6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Principal Shareholders and the Company herein and in the Shareholder Related Documents and the Company Related Documents (as defined in Exhibit 2) other than those of the Principal Shareholders and the Company in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 12 of Exhibit 2 shall survive for a period of 24 months after the Closing Date and the representations and warranties of the Principal Shareholders and the Company contained in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 12 of
Exhibit 2 shall survive for the maximum period permitted by applicable law. The representations and warranties of the Parent herein and in the Parent Related Documents, other than those in Sections 3.1.3, 3.1.4 and 3.1.8 shall survive for a period of 24 months after the Closing Date and the representations and warranties of the Parent contained in Sections 3.1.3, 3.1.4 and 3.1.8 shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section
6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein (including but not limited to Exhibit 4.6) and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

          6.2  Indemnification.

               6.2.1 Parent Indemnified Parties. Subject to the provisions of Sections 6.1 and 6.3 hereof, the Principal Shareholders shall indemnify, save and hold harmless the Parent, the Surviving Corporation, Merger Sub and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Parent Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on cash flow or earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

               (i) the breach of any covenant of the Principal Shareholders or the Company or the failure by the Shareholders or the Company to perform any obligation of the Principal Shareholders or the Company contained herein or in any Company Related Document or Shareholder Related Document;

               (ii) any inaccuracy in or breach of any representation or warranty of the Principal Shareholders contained herein or in any Shareholder Related Document;

               (iii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in any Company Related Document;

               (iv) any factual misrepresentations provided by the Company or the Principal Shareholders to the Parent for inclusion and which was included in the Registration Statement;

               (v) indemnification payments made by the Company or the Surviving Corporation to the Company's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing to the extent such indemnification payments are not covered by insurance; and

               (vi) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by the Company, including, but not limited to, the Condominiums, and not (a) disclosed with reasonable specificity in the Disclosure Schedule, (b) disclosed in the Company Financial Statements (as defined in Exhibit 2) or in working capital or long term debt (in each case as determined for purposes of calculating the Final Merger Consideration) or (c) not otherwise permitted by this Agreement.

          The foregoing indemnities shall not limit or otherwise adversely affect the Principal Shareholders' Indemnified Parties' rights to indemnity for Losses under Section 6.2.2.

               6.2.2   Parent Indemnity. Subject to the provisions of Sections
6.1 and 6.3, the Parent shall indemnify, save and hold harmless the Principal Shareholders and the Principal Shareholders' heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:

               (i) any breach of any covenant of the Parent or Merger Sub or the failure by the Parent or Merger Sub to perform any of its obligations contained herein or in the Parent Related Documents;

               (ii) any factual misrepresentation made by the Parent in the Registration Statement (other than factual misrepresentations provided by the Principal Shareholders or the Company);

               (iii) any inaccuracy in or breach of any representation or warranty of the Parent or Merger Sub contained herein or in the Parent Related Documents; and

               (iv) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time after (but not on or before) the Effective Time and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iv) shall not apply to any Losses to the extent that such Losses result from any Shareholder's acts or omissions after the Effective Time as an officer, director and/or employee of the Parent, the Surviving Corporation and/or any other affiliate of the Parent.

The foregoing indemnities shall not limit or otherwise adversely affect the Parent Indemnified Parties' rights of indemnity for Losses under Section 6.2.1.

          6.3  Limitations.

               6.3.1 Aggregate Liability. The aggregate liability of the Principal Shareholders under Section 6.2.1 shall not exceed the cash amount equal to the Total Consideration with the Parent Common Stock being valued at the IPO Price to the Public for such purpose. The aggregate liability of the Parent under Section 6.2.2 shall not exceed the cash amount equal to the Total Consideration with the Parent Common Stock being valued at the IPO Price to the Public for such purpose.

               6.3.2 Threshold. Notwithstanding any other provision of this Agreement, the Principal Shareholders shall not be liable to the Parent Indemnified Parties under Section 6.2.1 regarding any claim(s), loss(es), expense(s), obligation(s), or other liability(ies) that do not exceed $100,000 (the "Threshold"); provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding the Threshold reaches the Threshold, the Principal Shareholders or the Trustee, as the case may be, shall thereafter be liable in full regarding all such claims, losses, expenses, obligations, and liabilities (including the amount of the Threshold); provided further that the Parent Indemnified Parties shall not seek indemnification hereunder for insurance deductibles until the aggregate of such deductibles exceeds the Threshold, in which case the Parent may only seek indemnification for amounts in excess of the Threshold. In the event the Parent procures insurance policies with deductibles that are in excess of deductibles in force immediately prior to the Effective Time, for purposes of determining any indemnification by the Principal Shareholders or the Trustee hereunder, the deductible in force immediately prior to the Effective Time shall be used.

          6.4  Procedures for Indemnification.

               6.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to any party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 6.4.1 shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

               6.4.2 Legal Defense. The Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that
(i) the Principal Shareholders shall at all times have the right, at their option, to participate fully therein, and (ii) if the Parent does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Principal Shareholders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

               6.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Parent Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company or the Surviving Corporation and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

               6.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

          6.5 Subrogation. Each of the Parent, the Company and the Principal Shareholders shall make a good faith attempt (which shall not be deemed to include an obligation to commence any litigation) to seek indemnification from any third parties, including insurers, who may be liable upon any claims made against the Parent, the Company or the Principal Shareholders and for which the other party would be liable under this Agreement. To the extent a party indemnifies the other party for claims upon which third parties, including insurers, may be liable, the indemnified party shall, to the extent permissible, subrogate to the indemnifying party its rights with respect to such claims.

                                7.  TERMINATION

          7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

               7.1.1 Mutual Consent. By the written agreement of the Company and the Parent; or

               7.1.2 Optional By the Company. By the Company by written notice to the Parent, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Company nor any Principal Shareholder has materially breached this Agreement or has failed to perform any of their respective obligations under this Agreement;

               7.1.3 Optional By the Parent. By the Parent, by written notice to the Company, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Parent nor Merger Sub has materially breached this Agreement or has failed to perform any of its obligations under this Agreement;

               7.1.4 Breach By the Parent or Merger Sub. By the Company, by written notice to the Parent, if either the Parent or Merger Sub has materially breached this Agreement or materially failed to perform any of its obligations under this Agreement; or

               7.1.5 Breach by the Company or any Principal Shareholder. By the Parent, by written notice to the Company, if the Company or any Principal Shareholder has materially breached this Agreement or has materially failed to perform any of their respective obligations under this Agreement.

          7.2 Effect of Termination. If this Agreement is terminated as permitted under Section 7.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

                               8. MISCELLANEOUS

          8.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

     To the Company (prior to the Effective Time) or the Principal Shareholders:

          MacDonald-Miller Industries, Inc.
          7717 Detroit S.W.
          Seattle, Washington 98106-1903
          Attention: Mr. Fredric J. Sigmund
          Telecopy: (206) 768-4181

     With a copy to:

          Mr. George S. Holzapfel
          Lasher Holzapfel Sperry & Ebberson, P.L.L.C.
          2600 Two Union Square
          601 Union Street
          Seattle, Washington 98101-4000
          Telecopy:  (206) 340-2563

     To the Parent or Merger Sub or the Surviving Corporation:

          Group Maintenance America Corp.
          1800 West Loop South, Suite 1375
          Houston, Texas 77027
          Attn: President
          Telecopy: (713) 626-4766

or other such address as shall be furnished in writing by any such party to the other parties, and such notice shall be effective and be deemed to have been given as of the date actually received.

     To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 8.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

          8.2 Further Documents. The Principal Shareholders shall, at any time and from time to time after the date hereof, upon request by the Parent and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Principal Shareholders hereunder.

          8.3 Assignability. The Principal Shareholders shall not assign this Agreement in whole or in part without the prior written consent of the Parent, except by the operation of law. The Parent shall not assign this Agreement in whole or in part without the prior written consent of the Principal Shareholders, which consent shall not be unreasonably withheld, except by the operation of law. After the Effective Time, the Surviving Corporation may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of any Shareholder.

          8.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

          8.5 Sections and Articles. Unless the context otherwise requires, all Sections, Articles and Exhibits referred to herein are, respectively, sections and articles of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedule.

          8.6 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

          8.7 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

          8.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW MANDATORILY APPLIES WITH RESPECT THERETO.

          8.9 Public Announcements. After the Effective Time, no Principal Shareholder shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof.

          8.10 No Third Party Beneficiaries. Except as set forth in Article 6, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

          8.11 Amendments and Waivers. This Agreement may be amended by the Parent, Merger Sub and the Company, by action taken by their Boards of Directors to the extent permitted by applicable law; provided, however, that no such amendment shall (i) alter or change any provision of this Agreement, the alteration or change of which must be adopted by the holders of capital stock of the Company under the certificate or articles of incorporation of the Company or the Applicable Corporate Law, or (ii) alter or change this Section 8.11, unless each such alteration or change is adopted by the holders of shares of capital stock of the Company as may be required by the certificate or articles of incorporation of the Company or the Applicable Corporate Law. Prior to the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent, Merger Sub, the Company and the Principal Shareholders. After the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent and the Principal Shareholders. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

          8.12 No Employee Rights. Except as set forth in Section 5.3.3, nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

          8.13 Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of the Parent or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement; provided, however, that the foregoing provisions of this Section 8.13 shall not apply to acts or omissions that constitute fraud, gross negligence or bad faith.

          8.14 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Parent, Merger Sub, the Company and the Principal Shareholders.

          8.15 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

          8.16 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

          8.17 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          8.18 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. For purposes of this Agreement and any Exhibits hereto, facsimile signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile copies of this Agreement or any of the Exhibits, such copies shall be deemed originals.

          8.19 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

          8.20 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that the Company may pay the costs of any broker, legal counsel, accountants, Company Accountants, the Accountants (up to $50,000) or other advisors engaged by the Shareholders (to the extent, and only to the extent, that any such payment will not jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code); and provided further that all fees, costs and expenses (limited to $50,000 for fees, costs and expenses of the Accountants) incurred or payable by the Company, but not yet paid, in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby shall be included in current liabilities for purposes of determining Working Capital.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                       PARENT:

                                       GROUP MAINTENANCE AMERICA CORP.



                                       _________________________________________
                                          J.  Patrick Millinor, Jr., President



                                       MERGER SUB:

                                       MACDONALD-MILLER ACQUISITION CORP.


                                       By:______________________________________
                                                        President

                                       PRINCIPAL SHAREHOLDERS:



                                       _________________________________________
                                       Fredric J. Sigmund



                                       _________________________________________
                                       Steven C. Lovely



                                       _________________________________________
                                       Gary S. Kuhlman



                                       _________________________________________
                                       James A. MacDonald



                                       _________________________________________
                                       Joel Smith



                                       _________________________________________
                                       Charles H. Orton



                                       TRUSTEE:



                                       _________________________________________
                                       Fredric J. Sigmund



                                       _________________________________________
                                       Steven C. Lovely



                                       _________________________________________
                                       Gary S. Kuhlman



                                       _________________________________________
                                       James A. MacDonald

                                       _________________________________________
                                       B. Joel Smith



                                       _________________________________________
                                       Charles H. Orton



                                       COMPANY:

                                       MACDONALD-MILLER INDUSTRIES, INC.



                                       By:______________________________________
                                       Name:       Fredric J. Sigmund
                                       Title:    Chief Executive Officer